Exhibit 5.1

August 11, 2025

ALT5 Sigma Corporation

325 E. Warm Springs Road, Suite 102

Las Vegas, NV 89119

Re:	ALT5 Sigma Corporation/ Registration Statement on Form S-3 (File No. 333-289176)

Ladies and Gentlemen:

Please be advised that this firm is counsel to ALT5 Sigma Corporation, a Nevada corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated April 1, 2025, as amended on August 8, 2025 (the “Base Prospectus”) and the prospectus supplement dated August 11, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering and sale by the Company of 100,000,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of $750,000,000, pursuant to those certain Securities Purchase Agreements (the “Securities Purchase Agreements”) dated August 10, 2025, between the Company and the purchasers signatory thereto. The Shares are covered by the Registration Statement and we understand that the Shares are to be offered, sold and issued in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplement and the Securities Purchase Agreements, will be validly issued, fully paid and non-assessable and (ii) that the Shares when issued in accordance with the Registration Statement may be issued without a restrictive legend.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, and the Federal law of the United States. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

LUCOSKY BROOKMAN LLP

/s/ Lucosky Brookman LLP